EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of November 8, 2006 by and between AURIGA LABORATORIES, INC., a Delaware corporation (the “Company”), and CHARLES R. BEARCHELL, an individual resident of the State of California (“Executive”).

W I T N E S S E T H

        In consideration of the mutual covenants and obligations herein set forth, the parties hereto agree as follows:

    1.     Engagement; Nature of Duties. The Company hereby engages Executive, for the period hereinafter set forth, to serve as Chief Financial Officer of the Company. In such capacity, Executive shall report to the Chief Executive Officer of the Company (“CEO”) and shall perform the duties and render the services for and on behalf of the Company customarily performed by a chief financial officer of a company, and as may be set forth from time to time in resolutions of, or other directives issued by, the Board of Directors of the Company and/or any committee or designee thereof (the “Board”) or the CEO (the “Services”).

    2.     Term. The term of employment pursuant to this Agreement shall be for a period of one (1) year (the “Term”) commencing on November 20, 2006 (the “Commencement Date”), unless sooner terminated in accordance with the provisions hereof. Thereafter, this Agreement shall automatically renew for successive periods of one (1) year each, unless sooner terminated in accordance with the provisions hereof, or unless notice is given by either party hereto of his or its intent not to renew this Agreement within sixty (60) days prior to the expiration of the then-current term.

    3.     Location. Executive shall not be required to relocate his primary place of employment outside of the greater Los Angeles County metropolitan area. Executive may, however, be required to travel to other locations at such times as may be reasonably necessary for the performance of his duties and responsibilities under this Agreement. Any such travel undertaken by Executive shall be at the Company’s expense and shall be reimbursed in accordance with the Company’s prevailing policy for reimbursing personnel, as the same may, from time to time, be adjusted or revised.

    4.    Performance of Duties. Executive agrees to perform such duties and render the Services to the best of his ability, devoting thereto his entire professional time, attention and energy exclusively to the business and affairs of the Company and its affiliates, as its business and affairs now exist and as they hereafter may be changed, and shall not during the term of his employment hereunder be engaged in any other business activity, whether or not such business activity is pursued for gain or profit; provided, however, that Executive may serve: (a) on civic or charitable boards or committees; and (b) with the prior written approval of the Board, boards of corporations or business enterprises, in each case so long as such activities do not interfere with the performance of Executive’s obligations under this Agreement.

    5.    Compensation and Benefits.

        (a)     Base Compensation. Beginning on the Commencement Date, the Company shall pay to Executive a base compensation (“Base Compensation”) in the amount of One Hundred Ninety-five Thousand Dollars ($195,000.00), payable in periodic installments in accordance with the Company’s prevailing policy for compensating personnel, as the same may, from time to time, be adjusted or revised.

        (b)     Bonus. Executive shall be eligible to earn an annual bonus. Commencing with the Company’s first full fiscal year following the Commencement Date, and for each subsequent fiscal year of the Company, the Board will set specific financial and other qualitative and quantitative performance targets and the amount of Executive’s bonus, when and as declared by the Board in its sole discretion, will range from a minimum of ten percent (10%) to a maximum amount equal to thirty percent (30%) of Executive’s Base Compensation (with a target bonus of thirty percent (30%) of the then-effective Base Compensation) depending on the Board’s (in consultation with the CEO) determination of Executive’s success in achieving the specified targets. The minimum bonus will be paid semi-annually commencing with the first full fiscal year following the Commencement Date. The financial and other quantitative and qualitative performance targets for each fiscal year shall be established in the first month of each fiscal year as part of the Company’s annual financial plan. The bonus payable to Executive for each fiscal year, if any is due, shall be paid to Executive, subject to normal withholding, promptly after the completion of the audit of the Company’s financial statements for such fiscal year. Such bonus shall be paid in the form of cash or registered equity securities of the Company. Nothing in this Section shall be construed as obligating the Company to pay Executive an annual bonus.

        (c)     Equity Incentives. Initially, the Board will grant an option to purchase seven hundred fifty thousand (750,000) shares of the Company’s Common Stock as set forth in a separate Notice of Stock Option Grant. If the Board grants additional stock or other equity incentives to senior executive-level employees of the Company, the Board shall consider granting stock or other equity incentives to Executive (during the Term of this Agreement), and in the amount and upon such terms and conditions as the Board shall, in its sole and absolute discretion, determine.

        (d)     Expense Reimbursement. The Company shall reimburse to Executive any and all reasonable expenses actually incurred by Executive in the performance of the Services during the Term, provided that such expenses are in accordance with any policies or directives of the Company regarding reimbursement of business expenses now or hereafter adopted by the Company, and subject to Executive providing appropriate supporting documentation, reasonably acceptable to the Company. Executive shall be reimbursed for any and all cellular phone expenses actually incurred by Executive in the performance of the Services during the Term, subject to Executive providing appropriate supporting documentation, reasonably acceptable to the Company.

        (e)     Health and Disability Insurance. Executive shall have the right to participate in, and be provided family coverage at the Company’s expense for, any health and disability insurance programs now or hereafter maintained by the Company for the benefit of its senior executive-level employees generally, subject only to any eligibility or membership restrictions of such programs.

        (f)     Other Benefits. Executive shall have the right to participate in any and all benefit, retirement or insurance programs now or hereafter maintained by the Company for the benefit of its senior executive-level employees generally, including the Company’s 401(k) plan (with matching benefits equal to three percent (3%) of Executive’s contributions thereto), subject only to any eligibility or membership restrictions of such programs.

        (g)     Vacation. During each year of the Term, Executive shall be entitled to vacation leave of four (4) weeks, without deduction of salary. Such vacation leave shall be taken at such time or times during the applicable year as may be mutually determined by Executive and the Company acting reasonably, having regard to the performance of Executive’s essential duties to the Company pursuant to the terms of this Agreement, and subject to the policies or directives of the Company regarding vacation leave now or hereafter adopted by the Company. Executive may accumulate unused vacation time from year to year.

        (h)     Automobile Allowance; Parking Reimbursement. During the Term, Executive shall receive an automobile allowance of Seven Hundred Fifty Dollars ($750.00) per month. In addition, the Company shall reimburse Executive for up to Three Hundred Dollars ($300.00) per month for parking expenses, to be reimbursed in accordance with the Company’s prevailing policy for reimbursing personnel, as the same may, from time to time, be adjusted or revised.

        (i)     Deduction and Withholding. All compensation and other benefits to or on behalf of Executive pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by the Executive or required by applicable law.

    6.     Termination.

        (a)     This Agreement may be terminated by the Company with Cause (as defined below), which termination shall be effective upon written notice to Executive. As used herein, “Cause” shall mean:

            (i)     Executive’s conviction of a felony involving moral turpitude, other criminal acts or illegal acts that are, in the sole and absolute discretion of the Board, injuries to the Company;

            (ii)     Executive’s breach of any other term or provision of this Agreement; or

            (iii)     Executive’s breach of any term or provision of the Company’s then-current employee handbook on corporate policy or any other policy, rule or regulation issued by the Company and intended to be binding on the employees of the Company at any time and from time to time.

        (b)     If, during the term of this Agreement, the Company terminates Executive’s employment for any reason other than Cause, then the Company shall pay Executive his Base Salary for a period of twelve (12) months following his termination. Such Base Salary shall be paid at the rate in effect at the time of his termination of employment and in accordance with the Company’s standard payroll procedures.

        (c)     If, during the term of this Agreement, the Company terminates Executive’s employment for any reason other than Cause, then the vested portion of the shares of the Company’s Common Stock subject to the stock option referenced in Section 5(c) shall be determined by adding twelve (12) months to the actual length of his service with the Company.

        (d)     If, during the term of this Agreement, the Company terminates Executive’s employment for any reason other than Cause, and if Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and, if applicable, his dependents, following the termination of his employment, then the Company shall pay the monthly premium under COBRA for Executive and, if applicable, such dependents, until the earliest of: (i) the first (1st) anniversary of the termination of employment; (ii) the expiration of Executive’s continuation coverage under COBRA; or (iii) the date at which Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

        (e)     This Agreement shall automatically terminate upon Executive’s permanent disability as a result of a physical or mental injury or disability, or death. As used herein, “permanent disability” shall mean Executive’s substantial inability to perform the Services with or without reasonable accommodations, as reasonably determined by a physician appointed by the Company, which inability continues for more than ninety (90) consecutive days, or for more than one hundred twenty (120) days in any 12-month period.

        (f)     In the event of the Company’s termination of Executive’s employment for Cause, or Executive’s voluntary termination of his employment for any reason, the Company may place Executive on paid administrative leave and/or bar or restrict his access to the Company’s facilities, contemporaneously with or at any time after the delivery of the termination notice.

    7.     Change of Control.

        (a)     Subject to Section 7(b), in the event of a Change of Control (as defined below), if the Company terminates the employment of Executive for any reason other than for Cause, at any time within the twelve (12)-month period immediately following a Change of Control, any and all options (whether incentive or non-qualified) held by Executive shall immediately vest and may be exercised thereafter in accordance with the terms of Executive’s applicable stock option agreement(s).

        (b)     If any portion of any severance benefits (if any) payable to Executive pursuant to this Agreement or any other payments to him in connection with a Change of Control (collectively, the “Total Payments”) constitute an Excess Parachute Payment (as defined below), then the Total Payments to be made to Executive shall be reduced such that the value of the Total Payments that Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that he may receive without becoming subject to the tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or which the Company may pay without loss of deduction under Code Section 280G(a).

        (c)     For purposes of this Agreement, a “Change of Control” of the Company means, and shall be deemed to have taken place, if: (i) a total change in executive management of the Company has occurred; (ii) any person or entity or group of affiliated persons or entities, including a group which is deemed a “person” by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof first acquires in one or more transactions, at least one of which is after the date of this Agreement, ownership of fifty percent (50%) or more of the outstanding shares of any class of stock then entitled to vote in the election of directors of the Company; and (iii) as a result of, or in connection with, any such acquisition or any related proxy contest, cash tender or exchange offer, merger or other business combination, sale of all or substantially all of the assets of the Company or any combination of the foregoing transactions, hereinafter referred to as a “Transaction,” the persons who were directors of the Company immediately before the acquisition shall cease to constitute three-fourths of the membership of the Board or any successor to the Company during the period commencing with the consummation of the Transaction and ending on the first to occur of the first anniversary of such date or the conclusion of the next meeting of shareholders to elect directors, except to the extent that any new directors during such period were elected or nominated by at least three-fourths of such persons (or new directors who were so nominated or elected). “Ownership” means beneficial or record ownership, directly or indirectly, other than: (i) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee, or a securities depositary system); (ii) by a person as a bona fide pledgee of shares prior to a default and determination to exercise powers as an owner of the shares; (iii) by a person who is not required to file statements on Schedule 13D by virtue of Rule 13d-1(b) of the Securities and Exchange Commission under the Exchange Act; or (iv) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their public resale or planned private placement in increments of less than such 50% amount. Without limitation, the right to acquire ownership shall not of itself constitute ownership of shares.

        (d)     For purposes of this Agreement, “Excess Parachute Payment” shall have the same meaning as such term has under Code Section 280G and any temporary, proposed or final regulations thereunder, and any Total Payments shall be valued as provided therein.

    8.     Beneficiary Designation. Executive may designate a beneficiary to receive any remaining compensation under Sections 6 and 7 in the event of Executive’s death after he becomes entitled to receive any compensation thereunder (the “Beneficiary”). Such designation shall be made by filing a written designation with the Board in such form as the Board may provide and may be changed by Executive from time to time by similar action. If no such designation is made by Executive or if Executive is not survived by his designated Beneficiary, any remaining compensation under Sections 6 and 7 at the time of Executive’s death shall be paid to Executive’s estate.

    9.     Obligations of Executive – Property Rights.

        (a)     As used in this Agreement, “Confidential Information” means any and all information disclosed to Executive or material proprietary to the Company or designated as Confidential Information by the Company and not generally known by non-Company personnel, which Executive develops or which Executive gains knowledge of or access through as a consequence of or through Executive’s employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Executive, alone or jointly with others). “Confidential Information” includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or placed in any tangible medium of expression): the Company’s products, processes, discoveries, ideas, concepts, techniques and services, including information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, trade secrets, customer lists, price lists, pricing policies, financial information, employee files or any other information that the Company maintains as confidential. “Confidential Information” also includes any information described aforesaid which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company.

        (b)     Except as required in Executive’s duties to the Company and then only with the Company’s prior written consent, Executive shall not, directly or indirectly, use for Executive’s own benefit or the benefit of others, lecture upon, publish articles concerning, disseminate, disclose, reveal or transfer to any person or entity, any Confidential Information or any part thereof, or assist or solicit any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof, either during or at any time after the term of this Agreement.

        (c)     All documents, papers, notes, notebooks, memoranda, computer files and other written or electronic records of any kind made by Executive during and in connection with Executive’s employment by the Company, shall remain the property of the Company at all times.

    10.     Assignment of Inventions.

        (a)     Executive agrees that any inventions, ideas, original works of authorship or other work product in whole or in part conceived or made by Executive which are made through the use of any of the Confidential Information or any of the Company’s equipment, facilities, supplies, trade secrets or time, or which relate to the Company’s business or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by Executive for the Company, along with any rights in or to any of the foregoing under copyright, patent, trade secret, trademark or other law, shall belong exclusively to the Company and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, Executive agrees that any such original works of authorship shall be deemed to be “works made for hire” and that the Company shall be deemed the author thereof under the U.S. Copyright Act (Title 17 of the U.S. Code), provided that in the event and to the extent such works are determined not to constitute “works made for hire” as a matter of law or that there are any rights that do not accrue to the Company as a work made for hire, Executive hereby irrevocably assigns and transfers to the Company all right, title and interest in and to such works, including but not limited to copyrights and other intellectual property rights. This Agreement shall be construed in accordance with the provisions of Section 2870 of the California Labor Code (a copy of which is attached as Exhibit “A” hereto) relating to inventions made by Executive, and accordingly this Agreement is not intended and shall not be interpreted to assign to or vest in the Company any of Executive’s rights in any inventions other than those described in the first sentence of this Section 10(a).

        (b)     At all times during Executive’s employment by the Company, Executive will maintain a complete and detailed current written record of all ideas, concepts, improvements, discoveries or inventions, of any nature (“Inventions”), whether patentable or not, created or made in whole or in part by Executive, either solely or jointly with others, and Executive will promptly disclose any such Inventions to the Company, in writing. Executive further agrees that all such written records shall be and remain the sole and exclusive property of the Company, and Executive shall make such written records available to the Company at any time upon request, for review, inspection or copying by the Company, and shall deliver all copies of such records to the Company upon termination of Executive’s employment, for any reason.

        (c)     With respect to Inventions made or conceived of in whole or in part by Executive, either solely or jointly with others, whether during Executive’s employment by the Company or after termination of such employment if developed using, applying or adapting, in any way, the Company’s equipment, supplies, facilities, Confidential Information or trade secret information, or during Executive’s working hours, or such Invention relates to the Company’s business, or actual or demonstrably anticipated research or development, or results from any work done in whole or part by Executive, either solely or jointly with others, for the Company, or is based on or related to programs, processes, Inventions or information learned by Executive during such employment:

            (i)     Executive shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the procedures employed and the results achieved.

            (ii)     Executive hereby expressly transfers and assigns to the Company all of Executive’s right, title and interest in and to such Inventions; and to applications for U.S. and/or foreign letters patent and/or copyrights as well as any and all continuations, continuations-in-part, and divisions thereof, and to U.S. and/or foreign letters patent and/or copyrights issued thereon, as well as any and all reissues, extensions, improvements or further developments thereof.

            (iii)     Executive shall apply, or assist the Company in applying, at the Company’s request and expense, for U.S. and/or foreign letters patent and/or copyrights in the Company’s name, or otherwise as the Company shall desire. The decision to obtain letters patent and/or copyrights shall reside solely with the Company; however, the decision not to obtain or apply for letters patent and/or copyrights at the time of disclosure or at any time thereafter, shall not be construed as a waiver of any rights hereunder.

            (iv)     the Company shall also have the perpetual, royalty-free right to use in its business, to license others to use, and to make, use and sell products, processes and/or services derived from any Inventions, discoveries, designs, improvements, concepts, ideas, whether patentable or not, including but not limited to process, methods, formulae, techniques or know-how related thereto, which are not within the scope of Inventions as defined herein, but which are conceived or made in whole or part by Executive, either solely or jointly with others, during regular working hours or with the use of the Company’s equipment, supplies, facilities, Confidential Information, trade secret information, materials or personnel.

    11.     Non-Competition During Term. Executive shall not, either directly or indirectly, during the Term of this Agreement (the “Noncompetition Period”):

        (a)     Own an interest in, operate, join, manage, control, participate in or be connected in any manner as an officer, director, employee, agent, consultant, independent contractor, partner, shareholder, or principal of, or provide any advice or services to, any Conflicting Organization (as defined below). Ownership of less than five percent (5%) of the common stock or equity interest of a public corporation shall not be deemed in violation of this provision.

        (b)     Undertake planning for or organization of any Conflicting Organization or any business activity materially competitive with the Company’s business or combine with other employees or representatives of the Company for the purpose of organizing any such Conflicting Organization or materially competitive business activity.

        (c)     “Conflicting Organization” means any person, business, company or organization engaged in or about to become engaged in a business or activity which is substantially similar to, or would reasonably be deemed to compete with, the business of the Company.

    12.     Non-Solicitation. Executive shall not, during the Term of this Agreement, and for a period of three (3) years immediately thereafter, directly or indirectly:

        (a)     Solicit, interfere, entice, induce or influence or seek to solicit, interfere, entice, induce or influence, any person who is engaged as an employee, consultant, agent, independent contractor or otherwise by the Company to terminate his or her employment or engagement. In addition, Executive shall not authorize, approve or assist any third party to take any action that Executive is prohibited from taking pursuant hereto.

        (b)     Call on, solicit or take away, or attempt to call on, solicit or take away any of the customers or suppliers (for the purpose of obtaining goods or services for a business directly or indirectly in competition with the Company) of the Company, either for the benefit of Executive or any other person, organization or entity. In addition, Executive shall not authorize, approve or assist any third party to take any action that Executive is prohibited from taking pursuant hereto.

    13.     Responsibilities Upon Termination. Upon the termination of his employment by the Company for whatever reason and irrespective of whether or not such termination is voluntary on his part:

        (a)     Executive shall: (i) promptly deliver to the Company all Confidential Information and all other data, designs, drawings, plans, manuals, notes, memoranda, work sheets, specifications, customer lists, supplier lists, computer programs and all other materials which are or have become the property of the Company and all copies or reproductions of any such materials (whether or not such copies or reproductions are the property of the Company); and (ii) sign and deliver to the Company a certificate attesting that he has returned to the Company all materials described in the preceding clause that were in Executive’s possession or control and that Executive is not retaining any duplicate set(s) of such materials;

        (b)     Executive shall advise the Company of the identity of his new employer within ten (10) days after accepting new employment and shall keep the Company so advised of any change in employment during the Noncompetition Period; and

        (c)     Executive in his sole discretion may notify any new employer of Executive that he has been exposed to Confidential Information, that he has an obligation to the Company not to disclose any Confidential Information and that he is not to compete with the Company during the Noncompetition Period.

    14.     Indemnification; Insurance.

        (a)     In accordance with the provisions of that certain Indemnification Agreement, dated of even date herewith, entered into between Executive and the Company, a copy of which is attached as Exhibit “B” hereto, the Company hereby covenants and agrees to indemnify and hold harmless Executive, to the fullest extent permitted by Delaware law, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys’ fees) losses and damages resulting from Executive’s good faith performance of his duties and obligations under the terms of this Agreement.

        (b)     The Company hereby covenants and agrees to have and maintain, during the Term of this Agreement, Director and Officers (D&O) insurance covering Executive in an amount and with such limits as are approved from time to time by the Board.

    15.     Assignment.

        (a)     Assignment By Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or securities of the Company.

        (b)     Assignment By Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees and legatees.

    16.     Separate Agreements. The covenants of Executive contained in Sections 9, 10, 11, 12 and 13 of this Agreement shall be construed as separate agreements independent of any other agreement, claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, and no other agreement, claim or cause of action asserted by Executive shall constitute a defense to the enforcement by the Company of these covenants. The covenants contained in this Agreement are necessary to protect the legitimate business interests of the Company. Damages for the violation of any such covenants will not give full and sufficient relief to the Company. In the event of any violation of any such covenants, the Company shall be entitled to: (a) injunctive relief against the continued violation thereof; and (b) its actual damages. In any dispute concerning whether or not Executive has violated any of such covenants, the prevailing party shall be entitled to payment from the other party for any and all expenses, including attorneys’ fees and expenses, incurred by the prevailing party in connection with such dispute.

    17.     General Obligations of Executive. Executive agrees and acknowledges that he owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company, to not knowingly become involved in a conflict of interest and to not knowingly do any act or knowingly make any statement, oral or written, which would injure the Company’s business, its interest or its reputation unless required to do so in any legal proceeding by a competent court with proper jurisdiction. Executive agrees to comply at all times with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s policy regarding trading in its Common Stock, as is in effect from time to time.

    18.     Life Insurance. To the extent that the Company desires to obtain insurance on Executive’s life for the benefit of the Company, Executive shall cooperate and do all acts reasonably necessary to enable the Company to obtain said insurance.

    19.     Release. If Executive’s employment hereunder shall terminate under Sections 6(b), 6(c) or 7, Executive agrees, as a condition to his entitlement to receive the amounts specified in such Sections to be due to him, to execute and deliver to the Company a release in the form attached hereto as Exhibit “C”. Such release shall be delivered by Executive at the time of termination, but shall become effective only after Executive has received all payments specified in this Agreement to be due to him from the Company in respect of his termination.

    20.     Representations. Executive hereby represents that he is not subject to any restriction of any nature whatsoever on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer, any covenant not to disclose or use any non-public information acquired during the course of any former employment or any covenant not to solicit any customer or prospective customer of any former employer.

    21.     Notices. Any and all notices which are required or permitted to be given by any party to any other party hereunder shall be given in writing, sent by registered or certified mail, or by electronic communications (including telegram or facsimile) followed by a confirmation letter sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or messenger service, with the charges therefore prepaid, addressed to such party as follows:

(a)	Notices to the Company: Auriga Laboratories, Inc. 5555 Triangle Parkway, Suite 300 Norcross, Georgia 30092 Attn: Chief Executive Officer

(b)	Notices to Executive: Mr. Charles R. Bearchell 18030 Gauguin Lane Granada Hills, California 91344

or to such other address as the parties shall from time to time give notice of in accordance with this Section. Notices sent in accordance with this Section shall be deemed effective on the date of dispatch, and an affidavit of mailing or dispatch, executed under penalty of perjury, shall be deemed presumptive evidence of the date of dispatch.

    22.     Entire Agreement and Modifications. This Agreement, including the exhibits hereto and the agreements expressly referred to herein, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no warranties, representations or other agreements between the parties, in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless made in writing and executed by the party thereto to be bound.

    23.     Waivers. No term, condition or provision of this Agreement may be waived except by an express written instrument to such effect signed by the party to whom the benefit of such term, condition or provision runs. No such waiver of any term, condition or provision of this Agreement shall be deemed a waiver of any other term, condition or provision, irrespective of similarity, or shall constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No failure or delay on the part of any party in exercising any right, power or privilege under any term, condition or provision of this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

    24.     Survival of Agreement Provisions. All terms, conditions, provisions, covenants, agreements, representations and warranties made herein shall survive the performance by the parties hereto of their obligations hereunder, and the termination or expiration of this Agreement.

    25.     Severability. In the event any one or more of the terms, conditions or provisions contained in this Agreement should be found in a final award or judgment rendered by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted and construed as if such term, condition or provision, to the extent the same shall have been held invalid, illegal, or unenforceable, had never been contained herein, provided that such interpretation and construction is consistent with the intent of the parties as expressed in this Agreement. If any term, condition or provision contained in this Agreement shall be determined under applicable law, to be overly broad in duration, geographical coverage or substantive scope, such term, condition or provision shall be deemed narrowed to the broadest terms permitted by applicable law.

    26.     Headings. The headings of the Sections contained in this Agreement are included herein for reference purposes only, solely for the convenience of the parties hereto, and shall not in any way be deemed to affect the meaning, interpretation or applicability of this Agreement or any term, condition or provision hereof.

    27.     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, notwithstanding the fact that one or more counterparts hereof may be executed outside of the state, or one or more of the obligations of the parties hereunder are to be performed outside of the state.

    28.     Resolution of Disputes. The parties recognize that claims, controversies and disputes may arise out of this Agreement with respect to Executive’s employment, termination of employment or other terms of this Agreement or based on common law or statute, either during the existence of the employment relationship or afterwards. The parties agree that should any such claim, controversy or dispute arise, the parties will use their best efforts to resolve such dispute informally, between them. In the event that any such claim, controversy or dispute between the Company and Executive cannot be resolved within thirty (30) days after either party first gives notice in writing that any such claim, controversy or dispute exists, either party may then refer the matter to arbitration before the American Arbitration Association pursuant to its National Rules for the Resolution of Employment Disputes. The parties hereby agree that referral to arbitration shall be the sole recourse of either party under this Agreement with respect to any such claim, controversy or dispute and that the decision of the arbitrator shall be binding on the parties in accordance with applicable law; provided, however, that nothing in this Section 28 shall be construed as precluding either party from bringing an action for injunctive relief or equitable relief. The parties shall keep confidential the existence of each such claim, controversy or dispute from third parties (other than arbitrator), and the determination thereof, unless otherwise required by law. Except as provided in the following sentence, such decision rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. In rendering his or her decision, the arbitrator shall be bound to follow California or Federal law, as applicable, in the same manner as would a court of law. Any claim that the arbitrator made a mistake or error in determining or applying the appropriate law shall be subject to judicial review.

    29.     Attorneys’ Fees. In the event that any party to this Agreement shall commence any suit, action or other proceeding to interpret this Agreement, or determine or enforce any right or obligation created hereby, including but not limited to any action for rescission of this Agreement or for a determination that this Agreement is void or ineffective ab initio, the prevailing party in such action shall recover such party’s costs and expenses incurred in connection therewith, including attorney’s fees and costs of appeal, if any. Any court shall, in entering any judgment or making any award in any such suit, action or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s costs and expenses as provided in this Section 29.

    30.     Covenant of Further Assurances. All parties to this Agreement shall, upon request, perform any and all acts and execute and deliver any and all certificates, instruments and other documents that may be necessary or appropriate to carry out any of the terms, conditions and provisions hereof or to carry out the intent of this Agreement.

    31.     Remedies Cumulative. Each and all of the several rights and remedies provided for in this Agreement shall be construed as being cumulative and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law or equity, and pursuit of any one remedy shall not be deemed to be an election of such remedy, or a waiver of any other remedy.

    32.     Compliance with Laws. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is a conflict between any term, condition or provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the term, condition or provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, provided that such construction is consistent with the intent of the parties as expressed in this Agreement.

    33.     Gender. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates.

    34.     No Third Party Benefit. Nothing contained in this Agreement shall be deemed to confer any right or benefit on any person who is not a party to this Agreement.

    35.     Construction; Representation by Counsel. The parties hereby represent that they have each been advised by independent counsel with respect to their rights and obligations hereunder. This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against either party, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

    36.     Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Any or all of such counterparts may be executed within or outside the State of California. Any one of such counterparts shall be sufficient for the purpose of proving the existence and terms of this Agreement, and no party shall be required to produce an original or all of such counterparts in making such proof.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

“Company”
AURIGA LABORATORIES, INC.,
a Delaware corporation
By: /s/ Philip S. Pesin
Name: Philip S. Pesin
Title: Chief Executive Officer
“Executive”
/s/ Charles R. Bearchell
CHARLES R. BEARCHELL

EXHIBIT “A”

        Section 2870 of the California Labor Code provides:

    (a)        Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

    (b)        To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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ACKNOWLEDGEMENT

        This Acknowledgement is entered into in connection with that Employment Agreement (the “Agreement”) between me and Auriga Laboratories, Inc., a Delaware corporation (the “Company”), dated as of the date hereof.

    1.     I hereby acknowledge that the provisions of the Agreement relating to rights to inventions which I have executed in whole or part, either solely or jointly with others, does not apply to an invention for which no equipment, supplies, facility, Confidential Information (as defined in the Agreement) or trade secret information of the Company was used, applied or adapted in any way, and which was developed entirely on my own time, unless: (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed in whole or part, by me either alone or jointly with others, for the Company; or (c) the invention is based on or related to programs, processes, Inventions (as defined in the Agreement) or information learned by me during my employment with the Company. I hereby acknowledge receipt of a copy of California Labor Code Section 2870 (hereinafter referred to as the “Act”) which relates to employer/employee rights to inventions.

    2.     I understand that I have an obligation to disclose to the Company all my inventions, made solely or jointly with others, during the term of my employment with the Company, even though I believe that some fall within the provisions of the Act. I agree that at the time I disclose any such invention to the Company that I shall declare in writing if I believe the invention falls within the provisions of the Act. Failure to provide such written notice shall be construed as an admission that all rights in the invention belong to the Company.

    3.     I understand that the burden is on me to prove that an invention qualifies under the provisions of the Act. I understand that if I fail to prove that an invention qualifies under the Act, the Company shall be entitled to the invention as provided in the Agreement.

    4.     I further agree that the provisions of this Acknowledgement shall not apply if I am transferred to a subsidiary, parent company, office, division or unit of the Company outside of the State of California, and that, as a result, the Company may have greater rights with respect to inventions than those provided in the Agreement or the Act.

DATED: November 8, 2006
Signature
/s/ Charles R. Bearchell
CHARLES R. BEARCHELL

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EXHIBIT “B”

Form of Indemnification Agreement

EXHIBIT “C”

CONFIDENTIAL AGREEMENT AND GENERAL RELEASE

        THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE ("Agreement") is between AURIGA LABORATORIES, INC., a Delaware corporation (the "Company") and CHARLES R. BEARCHELL ("Executive").

    1.     Separation From Employment. Executive’s employment with the Company will terminate effective immediately upon his execution of this Agreement.

    2.     Payment to Executive. The Company shall pay to Executive all wages and vacation which would have been due him through the effective date of termination. All appropriate taxes and other deductions will be withheld from this amount in settlement of the Released Matters described in paragraph 3 below. Payment of this amount shall be made within 21 days after all parties have executed this Agreement, pursuant to the provisions of paragraph 4 below.

    3.     Release of All Claims By Executive. Except for the obligations undertaken in this Agreement, Executive hereby fully and forever releases and discharges the Company, and its shareholders, agents, employees, officers, directors, accountants, receivers, advisors, consultants, partners, partnerships, parents, divisions, subsidiaries, affiliates, assigns, successors, heirs, predecessors in interest, joint venturers, commonly controlled corporations, related entities, attorneys, and insurers (“Releasees”) from any and all claims, actions, suits, losses, rights, damages, costs, fees, expenses, accounts, demands, obligations, liabilities, and causes of action of every character, nature, kind or description whatsoever, known or unknown, foreseen or unforeseen, and suspected or unsuspected, arising out of, or relating to, any act or omission, whatsoever arising from, occurring during or related in any manner to Executive’s employment with Company, including without limitation to those arising out of Executive’s employment with, compensation during and separation from Company, including without limitation to Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion and sex; the California Fair Employment and Housing Act, which prohibits discrimination based on, among other protected classifications, race, color, national origin, ancestry, physical disability, medical condition, marital status, sex, age and sexual orientation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Family Medical Leave Act; the California Family Rights Act; the Americans with Disabilities Act, which prohibits discrimination based upon disability or handicap; the Age Discrimination in Employment Act; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes the release by Executive of any claim for breach of contract (express or implied), emotional distress, bodily or physical injury, wrongful termination, retaliation, interference with contractual relations or economic advantage, defamation, misrepresentation, sexual harassment, sexual assault, violation of Business & Professions Code § 17200, failure to pay wages, violation of the California Labor Code, negligence, loss of consortium, intentional infliction of emotional distress, negligent infliction of emotional distress, or any other claim and any alleged injuries she may have suffered up to and including the effective date of this Agreement (collectively referred to as “Released Matters”).

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    4.     Release of Age Claim. The general release above includes a waiver of rights and claims which Executive may have arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et. seq.) (“ADEA”). Executive is advised to consult with an attorney regarding his waiver his rights and claims under the ADEA. Executive understands that by signing this release, he waives his rights or claims under the ADEA. Executive further understands that he is not waiving rights or claims under the ADEA that may arise after the Effective Date of this fully executed Agreement.

        Executive further understands that:

        (a)     He has a period of up to twenty-one (21) days from receipt of this Agreement to consider whether he wishes to execute this Agreement; and

        (b)     He has a period of seven (7) days, commencing with the day after the date of his signature on this Agreement, to revoke his signature and cancel his agreement to waive his rights under the ADEA. Executive understands that this Agreement will not be effective until the seven-day period has expired. To revoke, Executive must notify Chief Executive Officer, Auriga Laboratories, Inc., 5555 Triangle Parkway, Suite 300, Norcross, Georgia, 30092 of his intent to revoke in writing within the time period specified above.

    5.     Waiver of Unknown Claims. With respect to the Released Matters described above, Executive expressly waives any and all rights under Section 1542 of the California Civil Code, and any like provision or principal of common law in any foreign jurisdiction. Section 1542 provides as follows:

SECTION 1542. [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE]. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    6.     No Actions. Executive represents that he will not file any complaints, charges, or grievances against Releasees with any city, county, state or federal agency or court arising out of or related to his employment with, compensation during, or separation from the Company.

    7.     Full and Independent Knowledge. Executive represents that he has thoroughly read this Release; that he fully understands all of the provisions of this Agreement; that he agrees to the terms of this Release and that he is voluntarily entering into this Agreement.

    8.     Confidentiality. The parties agree to keep confidential, except upon order of any court or except as required by law, the terms of this Release.

    9.     No Modifications Unless In Writing. The parties to this Release agree that any modification of this Release must be in writing and signed by Executive and the Company.

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    10.     No Other Agreements. This Release supersedes any and all agreements, whether written or oral, that may have previously existed between the parties relating to any matter covered herein.

      AGREED TO AS OF THIS ___ DAY OF _____________, ______.

“Company”
AURIGA LABORATORIES, INC.,
a Delaware corporation
By: _________________________________
Name: _________________________________
Title: _________________________________
“Executive”
_____________________________________
CHARLES R. BEARCHELL

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